UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _____________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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[ ]	Soliciting Material Pursuant to §240.14a-12

SA FUNDS - INVESTMENT TRUST

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SA Funds - Advisor Video

Hi I'm Alex Potts and I'm the president and CEO of the SA Funds and also the Chairman of Loring Ward Advisor Services. First, I want to thank you for recommending SA Funds for your clients and we know this proxy has been a pain in the butt for everybody, as most proxies are, but we're closing in on getting a quorum and we wanted to ask for your help in this last push. Your regional teams do have a list of some of your larger clients and we'll be sharing that with you. But if you do have a chance in your client meetings or if you just have a separate call if you could get them to call the 844 number to vote we would really appreciate it. We are trying to wrap this up and get out of your hair and hopefully never have to do this again. Thank you very much for your support.

SA Funds - Investor Video

Hi I'm Alex Potts and I'm the president and CEO of the SA Funds trust. If you're receiving this video, you are a shareholder of the SA Funds. And I wanted to thank you for that I appreciate your support but you probably also noticed there've been proxy statements mailed and emails coming out with a proxy vote and possibly phone calls and we’re kind of sending out this plea. We're closing in on getting a quorum and basically getting greater than 50 percent of you to vote which is required to make the vote actually count. And candidly we're tired of bugging you. So we wanted to ask for your help if you haven't voted already if you could call this 8 4 4 numbers 8 4 4 6 7 0 2 1 3 3 and it's easy to do when you call it takes about a minute or two. And to be able to tend to the vote. Again we really appreciate your support and thank you very much.